Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zion Oil & Gas, Inc.

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-148982, 333-164563 and 333-174266, including a base prospectus dated April 16, 2010 and a prospectus supplement dated September 29, 2010 and a base prospectus dated May 26, 2011 and a prospectus supplement dated June 23, 2011) on Form S-3 and in registration statement (File No. 333-178970) on Form S-8 of Zion Oil & Gas, Inc. of our report dated March 16, 2011, with respect to the balance sheet of Zion Oil & Gas, Inc. (a development stage company) as of December 31, 2010 , and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2010, and for the period from April 6, 2000 (inception) to December 31, 2010, which report appears in the December 31, 2011 Annual Report on Form 10-K of Zion Oil & Gas, Inc.

Our report dated March 16, 2011 contains an explanatory paragraph that states that Zion Oil & Gas Inc. is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

A Member of KPMG International

Tel Aviv Israel

March 7, 2012